Exhibit 16





ERNST & YOUNG LLP            1400 Pillsbury Center         Phone: 612 343 1000
                             Minneapolis
                             Minnesota 55402-1491



June 17, 1998


Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  2049


Gentlemen:

We have read Item 4 of Form 8-K/A dated June 3, 1998 of Medtox Scientific, Inc. and are in agreement with the statements contained in the first four paragraphs of page 2 therein, except as follows:

     1. We have no basis to agree or disagree with the second sentence of the first paragraph of page 2 and,

     2. The words "through May 27, 1998" should be placed after the word "Registrant" in the first line of the fourth paragraph of page 2.

We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                      /s/ Ernst & Young LLP